Exhibit 99.1

Press Release	Source: Arête Industries, Inc.

Arête Industries, Inc. Announces Participation Agreement in two wells to be drilled in Wyoming

WESTMINSTER, Colorado, July 11, 2014 (MARKET WIRE) - Arête Industries, Inc. (OTCQB:ARET) announced July 11, 2014 that it will participate as a working interest owner in two horizontal wells to be drilled in Campbell County, Wyoming and Converse County, Wyoming in the Turner and Shannon zones.

The following is a description of the wells.

1)	The Starlight Federal 30H is located in Section 7, Township 43N in Campbell County. This well is currently being drilled to a total depth of approximately 15,310 feet including the lateral in the Turner zone. The Company will have an approximate 1.45% working interest.

2)	The Wibaux Gold Federal 4076-10-03-1sh is located in Section 10 Township 40N in Converse County Wyoming. Drilling of the well began on June 21, 2014 and it planned to be drilled to a total depth of approximately 19,900 feet including the lateral in the Shannon zone. The Company will have an approximate .33% working interest.

In addition the company announced in a press release and a form 8-K on November, 2013 about the company’s participation in three wells in Campbell County Wyoming. All three wells were drilled and completed, and the wells are commercially viable, and producing.

About the Company

The Company owns oil and gas properties in the Rocky Mountain Region of the United States. For additional information on the Company, visit its website at http://www.areteindustries.com/

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Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the Company’s dependence on its management, the Company’s significant lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. Readers are encouraged to review these risks in our SEC filings.

For Further Information Contact:
Nicholas Scheidt, CEO
Donald W Prosser, CFO
303-427-8688
info@areteindustries.com
Source: Arête Industries, Inc.